UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013 (December 13, 2013)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 16, 2013, Bob Evans Farms, Inc., a Delaware corporation (the “Company”), announced that, due to the delayed filing of its quarterly report on Form 10-Q for the quarter ended October 25, 2013 (the “Second Quarter Form 10-Q”), the Company has received, as expected, a notification letter (the “NASDAQ Notice”) from The NASDAQ Stock Market (“NASDAQ”) stating that the Company is no longer in compliance with NASDAQ Stock Market Rule 5250(c)(1), which requires the timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The NASDAQ Notice was received by the Company on December 13, 2013.

As previously discussed on the Company’s earnings call on December 4, 2013, the Company is in the process of finalizing the Second Quarter Form 10-Q. During the second quarter, the Company adjusted prior period balances related to income tax liabilities, property, plant and equipment and other individually insignificant items. The Company believes the impact of these adjustments is not material to any of the prior years. However, the cumulative effect of these adjustments is expected to be material to the current year. The adjusted items are noncash in nature, with the exception of a tax item, which the Company expects will result in a cash tax benefit of approximately $3.5 million, which the Company should realize over the next 12 months.

The NASDAQ Notice provides that the Company has 60 calendar days from the date of the NASDAQ Notice to submit to NASDAQ a plan to regain compliance with the NASDAQ Stock Market Rules. The Company intends to submit a plan to regain compliance within the 60-day period. If NASDAQ accepts the Company’s plan, then NASDAQ may grant the Company up to 180 calendar days from the prescribed due date for the filing of the Second Quarter Form 10-Q, or until June 2, 2014, to regain compliance.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Bob Evans Farms, Inc. dated December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.

Date: December 16, 2013	By:	/s/ Sylvester J. Johnson
Name: Sylvester J. Johnson
Title: Sr. Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

99.1	Press release of Bob Evans Farms, Inc. dated December 16, 2013